Exhibit 99.1

Date: October 18, 2012

FOR IMMEDIATE RELEASE –

Contact: Investors Todd Beekman Todd.Beekman@Huntington.com (614) 480-3878	Mark Muth Mark.Muth@Huntington.com (614) 480-4720	Media Maureen Brown Maureen.Brown@Huntington.com (614) 480-5512

HUNTINGTON BANCSHARES INCORPORATED

REPORTS RECORD NET INCOME OF $167.8 MILLION, OR $0.19 PER COMMON

SHARE, FOR THE 2012 THIRD QUARTER, UP 10% FROM THE PRIOR QUARTER AND

UP 17% FROM THE YEAR-AGO QUARTER

DECLARES QUARTERLY DIVIDEND ON COMMON STOCK OF $0.04 PER SHARE

Other specific highlights compared with 2012 Second Quarter:

•	$8.1 million, or 5% annualized, increase in total revenue

•	$7.2 million, or 3%, increase in noninterest income, including a $6.3 million increase in mortgage banking income

•	3.38% fully taxable equivalent net interest margin, down 4 basis points

•	3% annualized growth in end of period total loans

•	9% annualized growth in average core deposits

•	$14.0 million, or 3%, increase in noninterest expense, including a $4.4 million increase in cost associated with early extinguishment of debt

•	$19.5 million state deferred tax valuation allowance benefit

•	$33.0 million of net charge-offs due to regulatory guidance related to Chapter 7 bankruptcy loans

•	6% decline in nonaccrual loans to 1.11% of total loans and leases, down from 1.19%

•	1.19% return on average assets, up from 1.10%

•	$0.22, or 16% annualized, increase in tangible book value per common share to $5.71

•	3.7 million shares repurchased at an average price of $6.68 per share

COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported 2012 third quarter net income of $167.8 million, up $15.1 million, or 10%, from $152.7 million in the prior quarter. Earnings per common share in the current quarter were $0.19, up $0.02 from the prior quarter. Net income in the year-ago quarter was $143.4 million, or $0.16 per common share.

Huntington today also announced that the board of directors declared a quarterly cash dividend on its common stock of $0.04 per common share. The dividend is payable January 2, 2013, to shareholders of record on December 18, 2012.

Summary Performance Discussion

“We are pleased with the quarter’s financial results which reflect steady growth in a number of key strategic areas including loans, deposits, and customer relationships. This demonstrates the continued benefits from successfully executing our strategic plan. This quarter was negatively impacted by an increase in healthcare and regulatory costs,” said Stephen D. Steinour, chairman, president and chief executive officer. “At the core of our strategic plan remains a differentiated approach to banking, coupled with investing in products and services that are driving growth and improvement in the stability of our long-term profitability.”

Net income in the third quarter was $167.8 million, up $15.1 million, or 10%, from $152.7 million in the prior quarter. The primary drivers of the increase were a $21.0 million, or 43%, decrease in provision for income taxes and a $7.2 million, or 3%, increase in noninterest income that were partially offset by a $14.0 million, or 3%, increase in noninterest expense. The decrease in provision for income taxes reflected the only significant item for the quarter, a $19.5 million state deferred tax valuation allowance benefit.

Net interest income increased $0.8 million, or less than 1%, from the prior quarter. This reflected a $0.3 billion, or 1% (2% annualized), increase in average earning assets and a 4 basis point decrease in the fully-taxable equivalent net interest margin (NIM) to 3.38%. The linked-quarter decrease in the NIM reflected the negative impact of a 10 basis point decline of the yield on earnings assets, 6 basis points of which were related to the yield on loans. This was partially offset by the benefit of a 6 basis point reduction in total funding costs. Average noninterest bearing deposits increased $0.3 billion, or 8% annualized, and represented 27% of total deposits.

The $0.3 billion increase in average earning assets was driven by the $1.4 billion increase in average loans held for sale and a $0.2 billon, 6% annualized, increase in average commercial and industrial loans (C&I). That was partially offset by the $0.9 billion decrease in average automobile loans, reflecting the prior quarter’s reclassification of $1.3 billion of automobile loans into held for sale, and a $0.4 billion decrease in commercial real estate loans.

Average total core deposits increased $1.0 billion, or 9% annualized, reflecting a $1.3 billion, or 40% annualized, increase in money market deposits and a $0.3 billion, or 9% annualized, increase in noninterest bearing demand deposits. These were partially offset by the $0.5 billion, or 29% annualized, decrease in core certificates of deposit (CDs) as customers were actively transitioned from CDs into more flexible money market accounts or other investment based solutions. Through our strategic focus on growing consumer households and commercial relationships by earning their primary checking (demand deposit) accounts, we continue to improve our overall funding mix. As previously disclosed, there remains over $1.0 billion of demand deposits from several larger relationships that are considered nonpermanent in nature.

Total noninterest income increased $7.2 million, or 3%, from the prior quarter. This included a $6.3 million, or 16%, increase in mortgage banking income and a $3.8 million increase in securities gains. Gain on sale of loans increased $2.5 million, or 60%, due to the sale of $0.2 billion of automobile loans that we classified as held for sale at the end of the prior quarter. These positive impacts were partially offset by a $4.4 million, or 16%, decrease in other income as the prior quarter included a gain on the sale of affordable housing investments.

Commenting on revenue trends, Steinour said, “The third quarter results clearly showed the continued benefit of the investment we have made over the preceding three years. Adding over 250,000 consumer households, a 27% increase, and 26,000 commercial relationships, or 21% increase, since the first quarter of 2010 has allowed Huntington to grow quarterly total revenue by more than $59 million even with the negative impacts from the low absolute level of interest rates, the flat shape of the yield curve, and the reduction of over $25 million of revenue per quarter due to the Durbin amendment and implementation of changes to Regulation E. Not only are we gaining customers, we are selling deeper with 76% of consumer checking account households and 33% of commercial relationships now with 4 or more products or services. Strategic investments have a maximum of two years to break even with many reaching that level in the first year. A portion of our strategic investments remain in the early stages, such as our strategy to build over 180 in-store full service branches. The in-store branches are on target with the estimated aggregate impact to operating income negligible next year and positive in 2014.”

Noninterest expense increased $14.0 million, or 3%, from the prior quarter. This included a $4.7 million, or 2%, increase in personnel costs primarily reflecting higher healthcare costs and a $4.4 million increase in the cost associated with early extinguishment of debt including the trust preferred securities (TruPS) that were redeemed during the quarter. Noninterest expense included $4.5 million of expense related to the development of infrastructure and systems to support the Federal Reserve CCAR process.

The provision for credit losses increased $0.5 million, or 1%, from the prior quarter. This reflected a $20.9 million, or 25%, increase in net charge-offs (NCOs) to $105.1 million, or an annualized 1.05% of average total loans and leases, from $84.2 million, or an annualized 0.82%, in the prior quarter. Of this quarter’s NCOs, $33.0 million related to regulatory guidance requiring consumer loans discharged under Chapter 7 bankruptcy to be charged down to collateral value. Approximately 90% continue to make payments as scheduled. Partially offsetting the increase in NCOs were significant improvement in asset quality trends, resulting in lower calculated reserves. Criticized commercial loans declined by $223 million, or 11%, in the quarter, and specific reserves associated with impaired commercial loans also declined.

The period-end allowance for credit losses (ACL) as a percentage of total loans and leases decreased to 2.09% from 2.28% in the prior quarter. The ACL as a percentage of period end total nonaccrual loans (NALs) was essentially unchanged, decreasing 3 percentage points to 189%. NALs declined by $29.1 million, or 6%, to $445.0 million, or 1.11% of total loans, during the quarter despite a $63 million increase associated with the revised treatment of Chapter 7 bankruptcy consumer loans.

Capital, our Tier 1 common risk-based capital ratio at September 30, 2012, was 10.28%, up from 10.08% at June 30, 2012, and our tangible common equity ratio increased to 8.74% from 8.41% over this same period. The regulatory Tier 1 risk-based capital ratio at September 30, 2012, was 11.88%, down from 11.93%, at June 30, 2012. This decline reflected the capital actions taken throughout the quarter, which are discussed below.

Over the quarter, and consistent with planned capital actions, redemption of $150 million of trust preferred securities (TruPS) was announced and 3.7 million common shares were repurchased at an average price of $6.68 per share. The weighted average coupon of the remaining $300 million of TruPS is LIBOR + 1.02%. Commenting on capital, Steinour said, “Reinvesting excess capital to grow the business organically remains our first priority. Importantly, through dividends and share repurchases, we have the flexibility, subject to market conditions, to return a meaningful amount of our earnings to the owners of the company.”

Expectations

“We continue to see positive trends within our Midwest markets relative to the broader United States. Nevertheless, broad based customer sentiment began to change late in the quarter. Customers have increased concerns, in the near term, regarding the US economy as we approach the election and scheduled impacts of the Budget Control Act of 2011. We are optimistic that once permanent solutions are in place, the strength of the Midwest and the soundness of our strategy will continue to drive growth and improved profitability,” said Steinour.

For the next several quarters, average net interest income is expected to be relatively stable from the third quarter’s level as we anticipate an increase in total loans, excluding the impacts of any future loan securitizations. Those benefits to net interest income are expected to be mostly offset, however, by downward NIM pressure due to the anticipated competitive pressures on loan pricing, as well as lower rate securities through reinvestment, and declining positive impacts from deposit repricing. The C&I portfolio is expected to continue to show growth. Although, given the most recent trend, we are expecting near-term growth to be slower than the strong growth we experienced earlier this year. Our C&I sales pipeline remains robust with much of this reflecting the positive impact from our strategic initiatives, focused OCR sales process, and continued support of middle market and small business lending in the Midwest. We will continue to evaluate the use of automobile loan securitizations to limit total on-balance sheet exposure due to our expectation of continued strong levels of originations. On October 11, a $1.0 billion automobile loan securitization, with an approximate $17 million gain, was completed. Residential mortgages and home equity loan balances are expected to be relatively stable in response to the proposed capital rules recently released by our regulators. CRE loans likely will experience declines from current levels.

Excluding potential future automobile loan securitizations, we anticipate the increase in total loans will modestly outpace growth in total deposits. This reflects our continued focus on our overall cost of funds and the continued shift towards low- and no-cost demand deposits and money market deposit accounts.

Noninterest income, excluding the impact of any automobile loan sale or security gains and any net MSR impact, is expected to be relatively stable at current levels. Continued growth in new customers and increased contribution from higher cross-sell are expected to be offset by a slowdown in mortgage banking activity.

Noninterest expense is expected to modestly increase above the 2012 third quarter level. For the full year, we continue to anticipate positive operating leverage and modest improvement in our expense efficiency ratio. Additional regulatory costs and expenses associated with strategic actions, including the planned opening of over 80 in-store branches this year, are expected to be partially offset by our focus on improving expense efficiencies throughout the company.

Credit quality is expected to experience improvement. The level of provision for credit losses in the first three quarters of the year was at the low end of our long-term expectation, and we expect some quarterly volatility given the absolute low level of the provision for credit losses and the uncertain and uneven nature of the economic recovery.

We anticipate the effective tax rate for the 2012 fourth quarter to approximate 24% to 26%, which includes permanent tax benefits primarily related to tax-exempt income, tax-advantaged investments, and general business credits.

Please see the 2012 Third Quarter Performance Discussion for an additional detailed review of this quarter’s performance. This document can be found at: http://www.investquest.com/iq/h/hban/ne/news/index.htm

Conference Call / Webcast Information

Huntington’s senior management will host an earnings conference call on Thursday, October 18, 2012, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast at www.huntington-ir.com or through a dial-in telephone number at (877) 684-3807; Conference ID 29910390. Slides will be available at www.huntington-ir.com about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site, www.huntington.com. A telephone replay will be available two hours after the completion of the call through October 31, 2012 at (855) 859-2056; Conference ID 29910390.

Forward-looking Statement

This document contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: (1) worsening of credit quality performance due to a number of factors such as the underlying value of collateral that could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in economic conditions, including impacts from the implementation of the Budget Control Act of 2011 as well as the continuing economic uncertainty in the US, the European Union, and other areas; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success, impact, and timing of our business strategies, including market acceptance of any new products or services introduced to implement our “Fair Play” banking philosophy; (6) changes in accounting policies and principles and the accuracy of our assumptions and estimates used to prepare our financial statements; (7) extended disruption of vital infrastructure; (8) the final outcome of significant litigation; (9) the nature, extent, timing and results of governmental actions, examinations, reviews, reforms, and regulations including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act; and (10) the outcome of judicial and regulatory decisions regarding practices in the residential mortgage industry, including among other things the processes followed for foreclosing residential mortgages. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2011 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

Basis of Presentation

Use of Non-GAAP Financial Measures

This document may contain GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, the 2012 Third Quarter Performance Discussion and Quarterly Financial Review supplements to this document, the third quarter earnings conference call slides, or the Form 8-K related to this document, all of which can be found on Huntington’s website at www.huntington-ir.com.

Annualized data

Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully-taxable equivalent interest income and net interest margin

Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Earnings per share equivalent data

Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.

Rounding

Please note that columns of data in this document may not add due to rounding.

About Huntington

Huntington Bancshares Incorporated is a $56 billion regional bank holding company headquartered in Columbus, Ohio. The Huntington National Bank, founded in 1866, provides full-service commercial, small business, and consumer banking services; mortgage banking services; treasury management and foreign exchange services; equipment leasing; wealth and investment management services; trust services; brokerage services; customized insurance brokerage and service programs; and other financial products and services. The principal markets for these services are Huntington’s six-state banking franchise: Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. The primary distribution channels include a banking network of more than 690 traditional branches and convenience branches located in grocery stores and retirement centers, and through an array of alternative distribution channels including internet and mobile banking, telephone banking, and more than 1,380 ATMs. Through automotive dealership relationships within its six-state banking franchise area and selected other Midwest and New England states, Huntington also provides commercial banking services to the automotive dealers and retail automobile financing for dealer customers.

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